As filed with the Securities and Exchange Commission on August 7, 2017

Registration No. 333-219483

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_________________________

RAVE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	45-3189287 (I.R.S. Employer Identification Number)

3551 Plano Parkway

The Colony, Texas 75056

(469) 384-5000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

____________________________

Scott Crane

President and Chief Executive Officer

Rave Restaurant Group, Inc.

3551 Plano Parkway

The Colony, Texas 75056

(469) 384-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Davidson Melissa M. Winchester McGuire, Craddock & Strother, P.C. 2501 N. Harwood Suite 1800 Dallas, Texas 75201 (214) 954-6800

______________________________

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

_________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.01 par value per share, issuable upon exercise of nontransferable rights………………….	$5,000,000 (2)	$579.50 (3)

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Represents the gross proceeds from the assumed exercise of all nontransferable rights issued.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2017
PROSPECTUS
$5,000,000 Rave Restaurant Group, Inc.
3,571,429 Shares of Common Stock

Our board of directors has declared a dividend of subscription rights to purchase our common stock to holders of record as of August 1, 2017. Through this prospectus, we are offering the shares of common stock that rights holders may purchase upon exercising such subscription rights.

You received one right for each share of common stock you owned on the record date of August 1, 2017. Each right will entitle you to purchase 0.3351393 shares of our common stock at a subscription price of $1.40 per share.

The rights are currently exercisable and will expire if they are not exercised by 5:00 p.m., Dallas, Texas time, on September 8, 2017. We may extend the period for exercising the rights for up to 30 days in our sole discretion. If you want to exercise your rights, you must submit your subscription documents before the expiration date. Rights that are not exercised by the expiration date will expire and will have no value.

The proceeds from the exercise of rights are intended to be used to repay indebtedness, fund continued restaurant development activity and provide working capital for general corporate purposes.

Shares of our common stock are traded on the Nasdaq Capital Market under the symbol “RAVE.” The aggregate market value of our common stock held by non-affiliates is approximately $16.1 million based on the closing price of such common stock on the Nasdaq Capital Market of $2.1199 per share on August 4, 2017.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________________

The date of this prospectus is __________, 2017.

TABLE OF CONTENTS

Page

About this Prospectus	1

Special Note Regarding Forward-Looking Statements	1

Company Overview	2

Rights Offering Summary	4

Risk Factors	5

Use of Proceeds	12

The Rights Offering	12

Description of Common Stock	19

Federal Income Tax Considerations	21

Plan of Distribution	22

Legal Matters	23

Experts	23

Where You Can Find More Information	24

Information Incorporated by Reference	24

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). You should carefully read this prospectus, as well as the information incorporated in this prospectus by reference. See, “Information Incorporated by Reference.” Any information in any prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, in this prospectus the term “Rave” refers solely to Rave Restaurant Group, Inc., and the capitalized term “Company,” as well as first person references to “we,” “our” and “us,” refer to Rave and its direct and indirect subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus summary and the materials incorporated herein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate” or similar expressions. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds. Statements regarding the following subjects are forward-looking by their nature:

•                     our business and growth strategies;

•                     our performance goals;

•                     our projected financial condition and operating results;

•                     our understanding of our competition;

•                     industry and market trends;

•                     our use of the proceeds of this offering; and

•                     any other statements or assumptions that are not historical facts.

The forward-looking statements included in this prospectus, any prospectus summary and the materials incorporated herein by reference are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework, and business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus, any prospectus summary or any of the materials incorporated herein by reference will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

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COMPANY OVERVIEW

General

We operate and franchise domestic fast casual restaurants (“Pie Five Units”) under the trademarks “Pie Five Pizza Company” or “Pie Five” and operate and franchise pizza buffet restaurants (“Buffet Units”), delivery/carry-out restaurants (“Delco Units”) and express restaurants (“Express Units”) domestically and internationally under the trademark “Pizza Inn.”  We provide or facilitate the procurement and distribution of food, equipment and supplies to our domestic and international system of restaurants through our Norco Restaurant Services Company (“Norco”) division and through agreements with third party distributors.

We have offered consumers affordable, high quality pizza since 1958, when the first Pizza Inn restaurant opened in Dallas, Texas.  We awarded our first franchise in 1963 and opened our first buffet restaurant in 1969.  We began franchising the Pizza Inn brand internationally in the late 1970’s.  In 1993, our stock began trading on the Nasdaq Stock Market, and presently trades on the Nasdaq Capital Market, or Nasdaq, under the ticker symbol “RAVE.”  In June 2011, we opened the first Pie Five restaurant in Ft. Worth, Texas. We signed our first franchise development agreement for Pie Five in 2012.

Our principal executive offices are located at 3551 Plano Parkway, The Colony, Texas 75056, and our telephone number is (469) 384-5000.

Our Concepts

We operate and franchise restaurant concepts under two distinct brands: Pie Five and Pizza Inn.

Pie Five

Pie Five is a fast-casual pizza concept that creates individualized pizzas which are baked in 140 seconds in our specially designed oven. Pizzas are created at the direction of our customers who choose from a variety of freshly prepared and displayed toppings, cheeses, sauces and doughs and complete their purchase process in less than five minutes. Customers can also get freshly prepared entrée and side salads, also made to order from our recipes or at the customer’s direction. They can also choose from several baked daily desserts like brownies, cookie pies, and cakes. A variety of soft beverages are available, as well as beer and wine in some locations.

Pie Five restaurants typically occupy leased, in-line or end-cap space of between 1,800 and 2,400 square feet in retail strip or multi-unit retail space. The restaurants typically are located in high traffic, high visibility urban or suburban sites in mid to large size metropolitan areas. With seating for 65 to 85 customers in most units, and patio seating when available, Pie Five restaurants primarily serve lunch and dinner to families, adults and children of all ages. Sales are predominantly on-premise though carry out is offered as well. We recently began implementing online and mobile ordering capability. Future sales growth initiatives may include delivery, drive-through and catering services. Due to the relatively compact footprint of the restaurants, and other operating advantages, we also believe Pie Five is well suited for non-traditional locations such as airports and college campuses.

As of the date of this prospectus, we owned and operated 13 Pie Five restaurants and had 71 franchised Pie Five restaurants.

Pizza Inn

We operate Buffet Units, Delco Units and Express Units under the Pizza Inn brand. Buffet Units and Delco Units feature crusts that are hand-made from dough made fresh in the restaurant each day. Our pizzas are made from a proprietary all-in-one flour mixture, real mozzarella cheese and a proprietary mix of classic pizza spices. In international markets, the menu mix of toppings and side items is occasionally adapted to local tastes.

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Buffet Units offer dine-in, carryout and catering service and, in many cases, also offer delivery service. Buffet Units offer a variety of pizza crusts with standard toppings and special combinations of toppings in addition to pasta, salad, sandwiches, appetizers, desserts and beverages, including beer and wine in some locations, in an informal, family-oriented atmosphere. We occasionally offer other items on a limited promotional basis. Buffet Units are generally located in free standing buildings or strip center locations in retail developments in close proximity to offices, shopping centers and residential areas. The current standard Buffet Units are between 2,100 and 4,500 square feet in size and seat 120 to 185 customers. The interior decor is designed to promote a casual, lively, contemporary, family-style atmosphere. Some Buffet Units feature game rooms that offer a range of electronic game entertainment for the entire family.

Delco Units offer delivery and carryout service only and are typically located in shopping centers or other in-line retail developments. Delco Units typically offer a variety of crusts and some combination of side items. Delco Units occupy approximately 1,200 square feet, are primarily production facilities and, in most instances, do not offer seating. The decor of the Delco Unit is designed to be bright and highly visible and feature neon lighted displays and awnings. We have attempted to locate Delco Units strategically to facilitate timely delivery service and to provide easy access for carryout service.

Express Units serve our customers through a variety of non-traditional points of sale. Express Units are typically located in a convenience store, food court, college campus, airport terminal, travel plaza, athletic facility or other commercial facility. They have limited or no seating and solely offer quick carryout service of a limited menu of pizza and other foods and beverages. An Express Unit typically occupies approximately 200 to 400 square feet and is commonly operated by the operator or food service licensee of the commercial host facility. We have developed a high-quality pre-prepared crust that is topped and cooked on-site, allowing this concept to offer a lower initial investment and reduced labor and operating costs while maintaining product quality and consistency. Like Delco Units, Express Units are primarily production-oriented facilities and, therefore, do not require all of the equipment, labor or square footage of the Buffet Unit.

As of the date of this prospectus, we had domestic franchises for 93 Buffet Units, 11 Delco Units and 57 Express Units, as well as international franchises for 12 Buffet Units, 41 Delco Units and eight Express Units.

Reasons for this Offering

Since 2013, we have funded the rapid expansion of our Pie Five chain primarily from operating cash flow and the proceeds of at-the-market sales of shares of our common stock under registration statements on Form S-3. To date, we have sold an aggregate of 2,083,372 shares of our common stock and have realized aggregate gross proceeds of $16.1 million from such at-the-market offerings. However, as a result of declines in our stock price, our board of directors determined that continued at-the-market sales of shares of our common stock were unnecessarily dilutive to our existing shareholders. At the same time, decreases in average weekly sales and comparable store sales for Pie Five restaurants diminished the available operating cash flow.

As an interim measure, our largest shareholder, Newcastle Partners, L.P., provided the Company a $1.0 million short term loan in December 2016. The loan is presently payable on the earlier of September 1, 2017, or the Company’s receipt of at least $2.0 million in additional debt or equity capital. In March 2017, we also completed a rights offering of our 4% Convertible Senior Notes due 2022, through which we raised gross proceeds of $3.0 million. However, additional capital is required to continue development of the Pie Five concept and provide necessary working capital.

On February 10, 2017, we received notice from The Nasdaq Capital Market (“Nasdaq”) that, based on our Form 10-Q for the fiscal quarter ended December 25, 2016, we were not in compliance with Nasdaq’s continued listing standard for minimum stockholders’ equity of at least $2.5 million. The notice further advised that, as of February 10, 2017, we also did not meet the alternative continued listing standards of either (a) market value of listed securities of at least $25.0 million, or (b) net income from continuing operations of $0.5 million for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq has granted us an extension until August 9, 2017, to regain compliance with its listing standards. The completion of this offering is the first step in our plan to increase our stockholders’ equity above Nasdaq’s $2.5 million requirement.

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Our board of directors believes that this rights offering provides the best means for satisfying our current cash needs by providing our existing shareholders the opportunity to participate in funding these needs while maintaining their percentage ownership in the Company. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

RIGHTS OFFERING SUMMARY

Issuer:	Rave Restaurant Group, Inc. (“Rave”).

Rights Dividend:	Shareholders are entitled to one subscription right for each share of our common stock held of record as date of August 1, 2017.

Subscription Right:	Each subscription right entitles the holder to purchase 0.3351393 shares of our common stock at a subscription price of $1.40 per share during the subscription period.

Securities Offered:	Shares of our common stock issuable upon exercise of subscription rights.

Subscription Price:	$1.40 per share.

Aggregate Offering:	$5,000,000 on an all-or-none basis.
Expiration of Subscription Period:	5:00 p.m., Dallas, Texas time, on September 8, 2017, unless extended by us for up to 30 days in our sole discretion.

Oversubscription Right:	If less than all of the subscription rights are exercised, then those shareholders who have fully exercised their basic subscription right will be entitled to purchase an allocable portion of the shares of common stock unpurchased by other rights holders at the same purchase price of $1.40 per share.

Escrow Account:	Until the offering is completed, subscription payments will be held in an escrow account with Securities Transfer Corporation. If the offering is not completed, subscription payments will be returned without interest.

Subscription Rights not Transferable:	With limited exceptions, the subscription rights may not be sold, transferred or assigned by any shareholder.

No Revocation:	Shareholders who exercise any of their subscription rights will not be permitted to revoke or change the exercise or request a refund of monies paid.

Use of Proceeds:	Repayment of indebtedness, continued restaurant development activities and working capital for general corporate purposes.

Book-Entry Form:	We will issue certificates representing shares purchased in this offering to you or to the Depository Trust Company (“DTC”), on your behalf, as the case may be.

Trading Market for Common Stock:	Our common stock is traded on the Nasdaq Capital Market under the symbol “RAVE.” We expect that the shares of common stock issued in this offering will also be listed on Nasdaq under the same symbol.

Risk Factors:	See “Risk Factors” beginning at page 5.
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RISK FACTORS

The exercise of your subscription rights for shares of our common stock involves a number of risks. Before you decide to exercise subscription rights to purchase our common stock, you should carefully consider the risk factors set forth below and in the materials incorporated by reference herein.

Risks Associated with Our Business

The inability to successfully implement any aspect of our growth strategy could adversely affect our revenues and operating profits.

Our growth strategy includes developing new Company-owned and franchised Pie Five restaurants, as well as franchised Pizza Inn restaurants reflecting our updated Buffet Unit concept. Our growth strategy also relies on increasing Pie Five chainwide average per store sales, which have recently declined. We may be unable to achieve all or any of these objectives, which could adversely affect our revenues and operating profits.

We may be unable to maintain or accelerate the pace of development of new restaurants in accordance with our growth strategy.

Our ability to open new Company-owned Pie Five Units is largely dependent on our ability to identify and secure suitable locations, to manage and fund the development of such locations and to train and staff the restaurants.  The rate at which we will be able to expand both concepts through franchise development is determined in part by our success in attracting and selecting qualified franchisees, by our ability to identify satisfactory sites in appropriate markets and by our ability to continue training and monitoring our franchisees. Accordingly, we may not be able to open restaurants in markets now targeted for expansion or otherwise meet our growth targets, thereby adversely impacting our revenues and operating profits.

The development of new Company-owned Pie Five Units is partially dependent on the availability of adequate capital.

Our ability to develop new Company-owned Pie Five Units depends, in part, on the availability of adequate capital to finance development and pre-opening costs and other growth-related expenses. We expect to fund planned capital expenditures primarily from operating cash flow supplemented by the proceeds of this offering. We do not presently have any bank credit facilities in place. As a result, lower than anticipated revenues, increased expenses, changes in our operating plans, or other events could result in the need for additional capital for us to timely develop the desired number of new Company-owned Pie Five Units. If such additional capital is not available on acceptable terms, or at all, our growth strategy could be compromised which, in turn, could adversely affect our revenues and operating profits.

We may be unable to consistently develop high performing new Company-owned and franchised Pie Five Units.

Our growth strategy relies, in part, on increasing Pie Five chainwide average per store sales primarily by developing new Company-owned and franchised Pie Five Units with higher average per store sales. Increasing average per store sales is largely a function of customer traffic, customer experience and the average check per customer. These factors may be influenced by, among other things, general economic conditions, the quality of restaurant sites, competitive pressures, consumer preferences, consumer perceptions of our reputation and product offerings, and customer experiences in our restaurants. If newly developed Pie Five Units do not perform as we expect, our revenues will be adversely affected and we may experience difficulty attracting new franchisees, thereby impeding our growth strategy and adversely affecting our business and operating profits.

The closure of existing restaurants or abandonment of development sites could offset the development of new restaurants.

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A significant number of franchised Pizza Inn restaurants have been closed in the past decade. In addition, several Company-owned and franchised Pie Five Units have been closed during the last 18 months and several locations leased by us for future development of Company-owned Pie Five Units have been abandoned. If these trends continue, the successful development of new restaurants could be partially or wholly offset by the closure of existing restaurants or abandonment of development sites. Therefore, although closed restaurants are typically underperforming units and abandoned sites are considered no longer attractive, the continued closure of restaurants or abandonment of development sites could undermine our growth initiatives and adversely impact our revenues and operating profits.

Unfavorable resolution of lease disputes with respect to abandoned development sites could adversely affect our cash flow and results of operations.

We have determined to close several Company-owned Pie Five Units and abandon several locations leased by us for future development of Company-owned Pie Five Units. The leases for these closed stores and abandoned development sites have ten year terms. We previously reached agreements with the landlords to terminate the leases at most of these locations. However, we are continuing to negotiate with the landlords to terminate the leases with respect to several remaining sites. If we are unable to negotiate reasonable terms for termination of these remaining leases, our cash flow and results of operations could be adversely affected.

We may be harmed by actions taken by our franchisees that are outside of our control.

A significant portion of our earnings comes from royalties paid by our franchisees, as well as food and supply sales to franchised restaurants. Franchisees are independent operators whose personnel are not our employees. We provide training and support to franchisees, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and revenues could decline. Our franchisees may take actions that adversely affect the value of our intellectual property or reputation. The failure of our domestic and international franchisees to operate their franchises successfully could reduce the amount of royalties payable to us and/or the amount of food and supply sales by us. Further, since domestic franchisees are only required to purchase certain proprietary items from Norco, changes in their purchasing practices could diminish our sales of food and supplies. Additionally, if one or more of our key franchisees were to become insolvent or otherwise were unable or unwilling to pay amounts due to us, our business and results of operations would be adversely affected.

Some of our Pie Five franchisees may be unable to satisfy their obligations under franchise development agreements.

Pie Five franchisees typically enter into multi-year development agreements for the opening of Pie Five Units. Each development agreement is scaled relative to the estimated development potential of the specified geographic area and requires the franchisee to achieve specified unit development milestones over a period of time, typically five years, to maintain their development rights in the area. If these unit development milestones are achieved, the franchisee typically has the option to develop up to a specified number of additional Pie Five Units in the territory. However, certain of our Pie Five franchisees have experienced difficulty in achieving their unit development milestones, and we may be required to waive or amend some of these unit development milestones or terminate the development agreements. As a result, we may not achieve the number of franchised Pie Five Units for which we have signed development agreements within the anticipated time frame. Any delay or inability to open additional franchised Pie Five Units could adversely impact our results of operations and financial position.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success will depend to a significant extent on our leadership team and other key management personnel. We may not be able to retain our executive officers and key personnel or attract additional qualified management. Our success also will depend on our ability to attract and retain qualified personnel to oversee our restaurants, distribution operations and international operations. The loss of these employees or any inability to recruit and retain qualified personnel could have a material adverse effect on our operating results.

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We face risks of litigation from customers, franchisees, employees and others in the ordinary course of business, which diverts our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to food quality or food handling are common in the food service industry. In addition to decreasing our sales and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact our financial condition, results of operations and brand reputation, hindering our ability to attract and retain franchisees and grow our business. Further, we may be subject to employee, franchisee and other claims in the future based on, among other things, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. Franchisees may also assert claims alleging breach of a franchise or development agreement, unfair trade practices or failure to satisfy franchise disclosure obligations, especially in circumstances where we have terminated a franchise or development agreement. If one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, financial condition and operating results could be harmed.

Shortages or interruptions in the delivery of food products could adversely affect our operating results.

We and our franchisees are dependent on frequent deliveries of food products that meet our specifications. Our Norco distribution division provides product sourcing, purchasing, quality assurance, research and development, franchisee order and billing services, and logistics support functions. We outsource warehousing and delivery services to third party restaurant distribution companies that deliver products to all domestic restaurants. Interruptions in the delivery of food products caused by unanticipated demand, problems in production or distribution by Norco, our suppliers, or our distribution service providers, inclement weather (including tornadoes, hurricanes and other natural disasters) or other conditions could adversely affect the availability, quality and cost of ingredients, which could adversely affect our operating results. Further, although our Company-owned domestic restaurants purchase substantially all food and related products from Norco, domestic franchisees are only required to purchase certain proprietary items from Norco. Therefore, changes in purchasing practices by domestic franchisees as a result of delivery disruptions or otherwise could adversely affect our financial results.

An increase in the cost of commodities such as cheese, or other operating expenses, including utilities and labor, could adversely affect our profitability and operating results.

An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased food costs, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Most of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers or franchisees. Most ingredients used in our pizza, particularly cheese, are subject to significant price fluctuations as a result of seasonality, weather, availability, demand and other factors. Sustained increases in utility costs could also adversely affect the profitability of our restaurants. Further, government initiatives, such as health care reform and minimum wage rate increases, could increase our operating costs and adversely affect our operating results.

If we are not able to continue purchasing our key pizza ingredients from our current suppliers or find suitable replacement suppliers, our financial results could be adversely affected.

We are dependent on a few suppliers for some of our key pizza ingredients. Domestically, we rely upon sole suppliers for our cheese, meat toppings, sauce and certain other proprietary products. Alternative sources for these key ingredients may not be available on a timely basis or be available on terms as favorable to us as under our current arrangements. Any disruptions in our supply of key ingredients could adversely affect our operations.

We are subject to extensive government regulation, and any failure to comply with existing or adopted regulations could adversely affect our business and operating results.

We are subject to numerous federal, state, local and foreign laws, rules and regulations, including those relating to:

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•	the preparation and sale of food;
•	building and zoning requirements;
•	minimum wage, citizenship, overtime, health insurance, and other labor requirements; and
•	working and safety conditions.

If we fail to comply with existing or future laws, rules and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. These laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines or other penalties, or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results.

We may be required to defend our intellectual property rights, which could negatively affect our results of operations.

We depend on our Pizza Inn and Pie Five brand names and rely on a combination of trademarks, copyrights, service marks and similar intellectual property rights to promote these brands. We believe the success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brands, both domestically and abroad. We may not be able to adequately protect our intellectual property rights or we may be required to resort to litigation to enforce such rights. Litigation or settlements could result in high costs and diversion of resources, which could negatively affect our results of operations, regardless of the outcome.

Information technology disruptions or security breaches could adversely impact our operations and business.

We rely on our computer systems and network infrastructure for numerous aspects of our operations. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. In addition, any actual or alleged security breach of the credit or debit card information of customers of our Company-owned restaurants could result in lawsuits, require notification of customers and/or result in adverse publicity. Therefore, any damage, failure or breach of our computer systems or network infrastructure could have a material adverse effect on our business.

Our current insurance coverage may not be adequate, our insurance premiums may increase and we may not be able to obtain insurance at acceptable rates, or at all.

Our insurance policies may not be adequate to protect us from liabilities that we incur in our business. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any such inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated With Our Common Stock

Although our common stock is currently traded on the Nasdaq Capital Market, it may be subject to delisting.

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On February 10, 2017, we received notice from Nasdaq that, based on our Form 10-Q for the fiscal quarter ended December 25, 2016, we were not in compliance with Nasdaq’s continued listing standard for minimum stockholders’ equity of at least $2.5 million. The notice further advised that, as of February 10, 2017, we also did not meet the alternative continued listing standards of either (a) market value of listed securities of at least $25.0 million, or (b) net income from continuing operations of $0.5 million for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq has granted us an extension until August 9, 2017, to regain compliance with its listing standards. The completion of this offering is the first step in our plan to increase our stockholders’ equity above Nasdaq’s $2.5 million requirement. Depending on our results of operations and other factors, we may need to raise additional equity capital to maintain such compliance. If we fail to timely regain and maintain compliance with Nasdaq’s continued listing standards, our common stock will be subject to delisting from Nasdaq, which may cause the price of our common stock to decline or impair your ability to sell shares of our common stock.

Although our common stock is currently traded on the Nasdaq Capital Market, it has less liquidity than the stock of many other companies.

The trading volume in our common stock on Nasdaq has been relatively low when compared with larger companies listed on the Nasdaq Global Market or the other stock exchanges. Shareholders, therefore, may experience difficulty selling a substantial number of shares for the same price at which shareholders could sell a smaller number of shares. We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. Sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, may cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance.

General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

We do not expect to pay any dividends for the foreseeable future and, therefore, our shareholders may be required to liquidate their shares in order to realize a return on their investment.

We have never paid a dividend on our common stock and do not anticipate paying any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and dependent on our results of operations, financial condition, capital requirements and other relevant factors. Therefore, the holders of our common stock will likely be required to sell all or a portion of their shares in order to realize any return on their investment.

Certain provisions of state law could discourage certain transactions that our shareholders may otherwise deem to be in their best interest.

We are incorporated under the laws of the State of Missouri. Although there are no provisions in our Articles of Incorporation or Bylaws intended to prevent or restrict takeovers, mergers or acquisitions, certain provisions of Missouri corporate law could have the effect of discouraging others from attempting hostile takeovers of our Company. It is possible that these provisions could make it more difficult to accomplish transactions which our shareholders may otherwise deem to be in their best interests. See, “Description of Common Stock -- Anti-Takeover Effects of Certain Statutory Provisions.”

Our primary shareholder group may be able to exert significant influence over shareholder decisions.

Newcastle Partners L.P. and its affiliates, including our Chairman, Mark E. Schwarz, and one of our other directors, Clinton J. Coleman, collectively own or control approximately 28% of our outstanding common stock. Therefore, this group may be able to exert significant influence over any matters submitted to a vote of shareholders, including the election of directors. As a result, other shareholders may be discouraged from proposing, or unable to pass, any initiatives requiring shareholder approval, including the election of an alternative slate of directors.

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Risks Associated with the Rights Offering

Shareholders may have their interest in the Company diluted as a result of this rights offering.

Shareholders may have their proportionate voting and ownership interest in the Company reduced as the result of this rights offering. Shareholders who do not fully exercise their subscription rights will not have the opportunity to offset this dilution by their purchases of additional shares of common stock. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you fail to exercise your subscription rights.

This rights offering may adversely impact the trading price of our common stock.

The subscription price per share equals 66.2% of the current market price of our common stock (based on the average closing price of our common stock for the five trading days ending August 4, 2017). This discount, together with the number of shares we will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering.

We have broad discretion over the use of proceeds from this rights offering, including the repayment of indebtedness held by affiliates.

Our management will have broad discretion over the use of the net proceeds from this offering. A portion of such net proceeds is expected to be used to repay approximately $1.0 million in debt owed to Newcastle Partners, L.P., the largest shareholder of the Company and an affiliate of our Chairman, Mark E. Schwarz, and one of our other directors, Clinton J. Coleman. The remaining net proceeds are intended to be used for continued restaurant development activities, working capital and general corporate purposes that have not yet been specified. Therefore, you may not agree with the manner in which we allocate and spend these net proceeds.

The net proceeds of this rights offering may not be adequate to sustain our current operations or implement our growth plans.

In recent periods, we have experienced negative cash flow largely as the result of losses from operations and significant capital expenditures, in both cases primarily attributable to our efforts to develop new Company-owned Pie Five Units and expand the Pie Five franchise network. There can be no assurance that the net proceeds of this offering will be adequate to sustain our current level of operations or implement our future growth plans. If the net proceeds are insufficient for these purposes, we may be required to raise additional capital, scale back our current operations and/or defer some of our growth initiatives, any of which could have an adverse impact on our financial position, results of operations and share price.

The subscription price per share is not an indication of our value and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share was determined by our board of directors, and does not necessarily bear any relationship to the market value of our assets or to our operations, cash flows, earnings, financial condition or other established criteria for value. As a result, you should not consider the subscription price as an indication of the current market value of our company or our common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

You will not be able to revoke the exercise of your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if the offering period is extended, there is a decline in the market price of our common stock, or other circumstances arise that cause you to change your mind about investing in our common stock, you will nonetheless be legally bound to proceed with your investment.

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Because we may terminate this rights offering, your participation in the offering is not assured.

If we decide to terminate the rights offering for any reason, we will have no obligation with respect to the subscription rights except to return any subscription payments, without interest.

You will not receive interest on subscription funds returned to you.

If we terminate this rights offering for any reason, your subscription payments will be returned to you without interest.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable to your affiliates and by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire common stock to realize any value.

You need to act promptly and follow subscription instructions to avoid your subscription being rejected.

Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Dallas, Texas time, on the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning such errors or to correct an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Associated With Our Industry

If we are not able to compete effectively, our business, sales and earnings could be adversely affected.

The restaurant industry in general, as well as the pizza segment of the industry, is intensely competitive, both internationally and domestically, with respect to price, service, location and food quality. We compete against many national, regional and local businesses. There are many well-established competitors with substantially greater brand awareness and financial and other resources than we have. Some of these competitors may be better established in markets where we or our franchisees operate restaurants. A change in the pricing or other marketing or promotional strategies, including new product and concept developments, of one or more of our major competitors could have an adverse impact on sales and earnings and our chainwide restaurant operations. We could also experience increased competition from existing or new companies in the pizza segment of the restaurant industry. If we are unable to compete effectively, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of market share, all of which would have a material adverse effect on our operating results.

We also compete on a broader scale with quick service, fast casual and other international, national, regional and local restaurants. The overall food service market and the quick service restaurant sector are intensely competitive with respect to food quality, price, service, convenience and concept. We also compete within the food service market and the restaurant industry for management and hourly employees, suitable real estate sites and qualified franchisees.

Norco is also subject to competition from outside suppliers. If other suppliers who meet our qualification standards for non-proprietary items offer lower prices or better service to our franchisees for their ingredients and supplies and, as a result, our franchisees choose not to purchase these non-proprietary items from Norco, our financial condition, business and results of operations would be adversely affected.

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Changes in consumer preferences and perceptions could decrease the demand for our products, which would reduce sales and harm our business.

Restaurant businesses are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, disposable purchasing power, traffic patterns and the type, number and location of competing restaurants. For example, if prevailing health or dietary preferences cause consumers to avoid pizza and other products we offer, or quick service restaurant offerings generally, in favor of foods that are perceived as more healthy, our business and operating results could be harmed.

Poor economic conditions could adversely affect our business, results of operations and financial condition.

The restaurant industry depends on consumer discretionary spending. Weak, volatile or uncertain national, regional or local economic conditions can negatively impact consumers’ ability and willingness to spend discretionary funds thereby decreasing customer traffic and/or average check per customer at our restaurants. If these poor economic conditions persist, consumers could permanently alter their dining habits and reduce the frequency with which they dine out. Therefore, such poor economic conditions could have a short-term or long-term adverse impact on our business, results of operations and financial condition.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from our sale of shares under this prospectus. A portion of such net proceeds are expected to be used to repay approximately $1.0 million in debt owed to Newcastle Partners, L.P. pursuant to a promissory note dated December 22, 2016, which bears interest at 10% per annum and matures on the earlier of September 1, 2017, or the Company’s receipt of at least $2.0 million in additional debt or equity capital. Newcastle Partners, L.P. is the largest shareholder of the Company and an affiliate of our Chairman, Mark E. Schwarz, and one of our other directors, Clinton J. Coleman. We currently anticipate that the remaining net proceeds will be used to fund continued restaurant development activity and provide working capital for general corporate purposes.

THE RIGHTS OFFERING

Terms of the Offering

Our board of directors has declared a dividend of subscription rights to holders of record of our common stock as of the record date of August 1, 2017. You are entitled to one right for each share of common stock owned on the record date. Each right entitles you to purchase 0.3351393 shares of common stock for the subscription price of $1.40 per share.

The subscription rights will expire if they are not exercised by 5:00 p.m., Dallas, Texas time, on September 8, 2017, which we refer to as the expiration date.  We may extend the expiration date for up to 30 days in our sole discretion.

To exercise subscription rights, holders must return by the expiration date a properly completed subscription rights certificate and any other required documents, along with full payment of the subscription price for all rights for which subscriptions are exercised.  Any subscription rights not exercised by the expiration date will expire without any payment to the holders of those unexercised subscription rights and become worthless.

This rights offering is subject to receipt of subscriptions for all shares offered. Until the offering is fully subscribed, subscription payments will be held in an escrow account with our transfer agent, Securities Transfer Corporation. We may cancel this rights offering at any time prior to the expiration date for any reason.  If we cancel the rights offering, all subscription payments will be promptly returned without interest or deduction.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “RAVE.”

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Subscription Rights

Basic Subscription Rights

We are distributing to holders of record of shares of our common stock on August 1, 2017, at no cost, one nontransferable subscription right for each share of our common stock they owned on the record date. The subscription rights will be evidenced by rights certificates. Each right entitles you to purchase 0.3351393 shares of common stock. You are not required to exercise any of your subscription rights. If the exercise of your subscription rights would result in your receipt of fractional shares, the aggregate number of shares issued to you will be rounded down to the nearest whole number. You will not receive cash in lieu of fractional shares.

Over-Subscription Rights

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that were not subscribed by other rights holders pursuant to their basic subscription rights. You are entitled to exercise such over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you return your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, then the available shares will be allocated proportionally (subject to eliminating fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing stockholders purchased through the basic subscription right. However, if your pro-rata allocation exceeds the number of shares you requested in your rights certificate, then you will receive only the amount of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription rights.

As soon as practicable after the expiration date, Securities Transfer Corporation, acting as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. If you are a record owner, you will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us as to the aggregate number of subscription rights exercised, and the number of shares requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.  If you hold your shares through a brokerage account, you should note that most brokerages permit the beneficial owner to exercise their rights on one occasion only. Accordingly, if you plan to exercise your over-subscription right, you should do so at the time that you submit your subscription to your broker.

Subscription Price

The subscription price under the subscription rights is $1.40 per share of common stock subscribed. The subscription price was determined by our board of directors, and is approximately 66.2% of the current market price of our common stock (based on the average closing price of our common stock for the five trading days ending August 4, 2017). The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of this offering.

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Determination of Subscription Price

Our board of directors set all of the terms and conditions of this offering, including the subscription price. In establishing the subscription price, our board of directors considered various factors, including the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for equity capital, alternatives available to us for raising equity capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, and the level of risk to our investors.

After taking these factors into account, our board of directors determined that $1.40 represented a fair subscription price. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of our company or our common stock. We cannot assure that you will be able to sell shares purchased during this offering at a price equal to or greater than the subscription price.

Expiration, Extension and Cancellation

The rights offering will expire at 5:00 p.m., Dallas, Texas time, on September 8, 2017, unless we decide to extend the rights offering. Any subscription rights not exercised on or before the expiration date will have no value and expire without any payment to the holders of the unexercised subscription rights.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, unless you have timely transmitted the documents under the guaranteed delivery procedures described below.

We have the sole discretion to extend the expiration date from time to time for up to 30 days by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date, we will publicly announce the extension no later than 9:00 a.m., Dallas, Texas time on the next business day after the most recently announced expiration date.

We may cancel or terminate the rights offering at any time prior to the expiration date.  Any cancellation or termination of this offering will be followed as promptly as practicable by public announcement of the cancellation or termination and any money received from subscribing rights holders will be promptly returned, without interest or deduction.

Withdrawal and Amendment

We reserve the right to withdraw or terminate this offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will:

•	mail notice of the amendment to all stockholders of record as of the record date;
•	extend the expiration date by at least 10 days; and
•	offer all subscribers no less than 10 days to revoke any subscription already submitted.

The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

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Notwithstanding the foregoing, you may transfer your subscription rights to an existing 401(k), IRA or other similar investment plan (subject to all of the rules, regulations and restrictions of such plan) established for your benefit, or that plan may transfer such rights to you, provided that, in each case, such transfer is otherwise in compliance with all applicable federal and state securities laws.  Your subscription rights also may be transferred to any of your affiliates or by operation of law. For example, a transfer of rights to the estate of the holder upon the death of the holder would be permitted. As used in this paragraph, an affiliate means any person (including a 401(k), IRA or other similar investment plan subject to all the applicable rules, regulations and restrictions of such plan, or a partnership, corporation or other legal entity such as a trust or estate) which controls, is controlled by or is under common control with you. If your rights are transferred as permitted, evidence satisfactory to the subscription agent that the transfer was proper must be received prior to the expiration date of this offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration date:

•	Your properly completed and duly executed rights certificate;

•	Any required signature guarantees or other supplemental documentation; and

•	Payment in full of the subscription price for each share to be purchased pursuant to your basic subscription rights and your over-subscription right.

You should carefully read and follow the instructions accompanying the rights certificate. You should deliver your rights certificate and payment to the subscription agent as provided below under “Delivery of Subscription Materials and Payment.”

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of the rights offering, is not in proper form or would be unlawful. We will not pay you interest on funds delivered for the exercise of subscription rights.

Signature Guarantee

Signatures on the rights certificate do not need to be guaranteed if either (a) the rights certificate provides that the shares of common stock being subscribed are to be delivered directly to the record owner of the subscription rights, or (b) the rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, which include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by mail, by hand or by overnight courier to:

Securities Transfer Corporation

2901 North Dallas Parkway, Suite 380

Plano, Texas 75093

The subscription agent's telephone number is (469) 633-0101.

You are responsible for the method of delivery of your rights certificate and subscription payment to the subscription agent. If you send your rights certificate and subscription payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration date of this offering.

Do not send your rights certificate or subscription price payment to us. Your delivery to an address other than the address set forth above will not constitute valid delivery.

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Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock that you are subscribing for (including any exercise of your over-subscription right) by:

•	Personal check drawn upon a U.S. bank payable to the subscription agent;

•	Certified check or bank draft (cashier's check) drawn upon a U.S. bank or money order payable to the subscription agent; or

•	Wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at EagleBank, ABA #055003298, Account #200280766, Account Name: Securities Transfer Corporation as Escrow Agent for Rave Restaurant Group, Inc.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Receipt and clearance of any uncertified check;

•	Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, or any money order;

•	Receipt by wire transfer of good funds in the subscription agent’s account designated above.

Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before the expiration date. We also urge you to consider payment by means of a certified or cashier's check or money order.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.

Your Funds Will be Held by the Subscription Agent Until Shares of Common Stock are Issued

The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you. If this offering is not completed, or we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return promptly, without interest, all excess subscription payments.

No Revocation

Once you deliver your rights certificate and payment to the subscription agent, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the expiration date, you learn information about us that you consider to be unfavorable or the market price of our common stock declines.

Issuance of Stock Certificates

Stock certificates for shares purchased in this offering will be issued as soon as practicable after the expiration date. Our subscription agent will deliver subscription payments to us only after consummation of this offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise on your rights certificate, shares purchased by the exercise of subscription rights will be registered in the same name as the person exercising the rights.

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Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate to the subscription agent on or before the expiration date, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	Deliver your full subscription payment (including any exercise of over-subscription rights) to the subscription agent in the manner set forth above under “Method of Payment” on or prior to the expiration date;

•	Deliver the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Rights Certificates” distributed with your rights certificates, at or prior to the expiration date; and

•	Deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the form provided with the “Instructions as to Use of Rights Certificates” distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an Eligible Guarantor Institution, or other institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	Your name;

•	The number of subscription rights represented by your rights certificates and the number of shares of our common stock for which you are subscribing (and over-subscribing); and

•	Your guarantee that you will deliver to the subscription agent any rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under “Delivery of Subscription Materials and Payment.” Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission to (469) 633-0088. To confirm facsimile deliveries, you may call (469) 633-0101.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights, and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any subscription until all irregularities have been waived by us or cured by you within such time as we may decide, in our sole discretion.

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Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form. We will also not accept your exercise of rights if your ownership of shares of common stock could be deemed unlawful under applicable law or is materially burdensome to us.

If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect after the expiration date of this offering. We will not consider an exercise to be made until all defects have been cured or waived.

Notice to Bankers, Trustees or Other Depositaries

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others at the close of business on the record date, you should notify the respective beneficial owners of such shares of this offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper payment. If you hold shares of our common stock for the accounts of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which we provide to you with the offering materials.

Notice to Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Shares of Common Stock Outstanding after this Offering

Upon the issuance of the shares of common stock offered in this offering, 14,227,980 shares of our common stock will be issued and outstanding. This would represent approximately a 25.1% increase in the number of issued and outstanding shares of our common stock.

Subscription and Escrow Agent

We have appointed Securities Transfer Corporation as subscription agent and escrow agent for this offering. We will pay the fees and certain expenses of the subscription and escrow agent, which we estimate will total approximately $15,000. Under certain circumstances, we may indemnify the subscription and escrow agent from certain liabilities that may arise in connection with this offering.

Fees and Expenses

Other than fees charged by the subscription agent, you are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.

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Other Matters

We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this offering.

We will not be required to issue to you shares of common stock pursuant to this offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares if, at the expiration date of the offering, you have not obtained such clearance or approval.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their subscription rights.

If You Have Questions about Exercising Rights

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the “Instructions as to Use of Rights Certificates” or the “Notice of Guaranteed Delivery,” you should contact Timothy E. Mullany, our Chief Financial Officer, or the subscription agent at the following addresses and telephone numbers:

Timothy E. Mullany

Rave Restaurant Group, Inc.

3551 Plano Parkway

The Colony, TX 75056

Telephone: (469) 384-5000

or

Securities Transfer Corporation

2901 North Dallas Parkway, Suite 380

Plano, Texas 75093

Telephone: (469) 633-0101

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists solely of 26,000,000 shares of common stock, par value $0.01 per share. As of the date of this prospectus, 10,656,551 shares of our common stock were outstanding. In addition, 1,903,840 shares of our common stock are reserved for issuance under our equity compensation plans. Our common stock is currently traded on the Nasdaq Capital Market under the symbol “RAVE.”

The following description of our common stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, the provisions of Missouri corporate law and other applicable state law.

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Dividend, Liquidation and Other Rights. Holders of shares of our common stock are entitled to receive ratably those dividends that may be declared by our board of directors out of legally available funds. Our board of directors will determine if and when distributions may be paid. However, we have never paid dividends on our common stock and our board of directors intends to continue this policy for the foreseeable future in order to retain earnings for development of our business. The holders of shares of our common stock have no preemptive, subscription or conversion rights. All shares of our common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Voting Rights. Each outstanding share of our common stock entitles the holder to one vote on all matters presented to our shareholders for a vote. The holders of a majority of the outstanding shares of our common stock constitute a quorum at any meeting of our shareholders. Assuming the presence of a quorum, directors are elected by the affirmative vote of the holders of a majority of the outstanding shares represented in person or by proxy at the meeting. Our common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors. Amendments to our Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of all outstanding shares of our common stock. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and represented at the meeting in person or by proxy is required for the approval of substantially all other matters.

Anti-Takeover Effects of Certain Statutory Provisions

There are no provisions in our Articles of Incorporation or our Bylaws intended to prevent or restrict takeovers, mergers or acquisitions of our Company. However, certain provisions of Missouri corporate law could have the effect of discouraging others from attempting hostile takeovers of our Company. It is possible that these provisions could make it more difficult to accomplish transactions which our shareholders may otherwise deem to be in their best interests.

Control Share Acquisition Provisions

Missouri corporate law contains provisions governing “control share acquisitions.” These provisions generally provide that any person or entity crossing a 20%, 33.33% or 50% threshold in ownership of the outstanding voting shares of a publicly-held Missouri corporation will be denied voting rights with respect to any shares above the threshold, unless such voting rights are approved by the holders of a majority of all outstanding voting shares and a majority of the outstanding voting shares held by disinterested shareholders. The shareholders or board of directors of a Missouri corporation may elect to exempt its stock from the control share acquisition statute through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. However, neither our Articles of Incorporation nor our Bylaws exempt our common stock from the Missouri control share acquisition statute. Therefore, the statute could discourage persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition was in the best interest of our shareholders.

Shares acquired directly from the corporation or upon conversion of debt securities are not considered in calculating the ownership thresholds of the Missouri control share provisions. Therefore, the exercise of rights to purchase our shares of common stock is not expected to implicate these control share provisions.

Business Combination Provisions

Missouri corporate law also contains provisions governing “business combinations” with interested shareholders, which may also have an effect of delaying or making it more difficult to effect a change in control of our Company. The statute prevents an “interested shareholder” in a Missouri corporation from entering into a “business combination” with such corporation or any subsidiary of such corporation unless certain conditions are met. An “interested shareholder” is defined as the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a Missouri corporation, or an affiliate or associate thereof. A “business combination” includes any merger or consolidation with an interested shareholder, the sale, lease exchange, mortgage, pledge, transfer or other disposition of 10% or more of the corporation’s assets to an interested shareholder, and certain other issuances, adoptions and reclassifications involving an interested shareholder.

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A corporation affected by these Missouri statutes may not engage in a business combination with an interested shareholder for a period of five years following the date on which such interested shareholder became an interested shareholder, unless such business combination or the purchase of stock was approved by the corporation’s board of directors on or prior to such date. If pre-approval was not obtained, then after the expiration of the five-year period the combination may be consummated with the approval of a majority of the voting power held by disinterested shareholders or if the consideration to be paid by the interested shareholder is at least equal to the highest of certain specified thresholds.

Takeover Bid Provisions

Missouri law also governs “takeover bids.” A “takeover bid” is the acquisition of or offer to acquire, pursuant to a tender offer or request or invitation for tenders, any equity securities with voting rights, if after acquisition the offeror would own more than 5% of any class of equity securities. An “equity security” is any stock, bond or other obligation of a target company, the holder of which has the right to vote for the board of directors of the target company.

The statute prohibits any takeover bid by a person or entity unless a special registration statement is filed with the commissioner of securities and delivered to the target company. The special registration statement must include a significant amount of information including, among other things, all informational material that the offeror proposes to disclose to the offerees, the identity and background of all persons and entities on whose behalf the acquisition is to be effected, the exact title and number of shares outstanding being sought by the offeror, and the source and amount of funds or other consideration to be used in the acquisition.

Limitation of Liability and Indemnification

 Our Articles of Incorporation and Bylaws include indemnification provisions under which we have agreed to indemnify our directors, officers, employees and agents to the fullest extent permissible by law. These provisions may discourage derivative litigation against our directors and officers even if such action, if successful, might benefit us and our shareholders. Furthermore, our shareholders may be adversely affected to the extent we are required to pay the costs of defense, settlement or damages on behalf of our directors or officers pursuant to these indemnification provisions.

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the dividend by us of subscription rights to holders of common stock that hold such stock as a capital asset for federal income tax purposes, and (ii) the exercise of such rights. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes an estate is classified as a “foreign estate” based on the location of the estate assets, the country of the estate's domiciliary administration, and the nationality and residency of the domiciliary’s personal representative.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders of options or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

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We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the distribution of the rights or the related share issuance. The following summary does not address the tax consequences of the distribution of the rights or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION OF THE RIGHTS OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The federal income tax consequences for a holder of common stock on the receipt of subscription rights and the exercise of such rights are as follows:

•	A holder will not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights.
•	Except as provided in the following sentence, the tax basis of the subscription rights received by a holder will be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder irrevocably elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received will include the holder's holding period for the common stock with respect to which the subscription rights were received. We believe that the fair market value of the subscription rights will not exceed 15% of the fair market value of the common stock to which the subscription rights relate.
•	A holder that allows the subscription rights received to expire will not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights.
•	A holder will not recognize any gain or loss upon the exercise of the subscription rights.
•	The tax basis of the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the subscription rights as described above.
•	The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock underlying the subscription rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering. Securities Transfer Corporation is acting as our subscription agent to effect the exercise of the rights and the issuance of the underlying shares of common stock. Therefore, we anticipate that the role of our officers and employees in this offering will be limited to:

  Responding to inquiries of potential purchasers, provided the response is limited to information contained in the registration statement of which this prospectus is a part; and

  Ministerial and clerical work involved in effecting transactions pertaining to the issuance of the shares of common stock underlying the rights.

We intend to distribute and deliver this prospectus by hand or by mail only, and not by electronic delivery. Also, we intend to use printed prospectuses only, and not any other forms of prospectus.

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We are distributing to the holders of record of our common stock on August 1, 2017, at no charge, one nontransferable subscription right for each share of our common stock they own on the record date. Each right entitles the holder to purchase 0.3351393 shares of common stock at the subscription price of $1.40 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not issue any fractional shares or pay cash in lieu of fractional shares, but will round down the aggregate number of shares you are entitled to purchase to the nearest whole number.

We do not expect that all of our shareholders will exercise all of their basic subscription rights. By extending over-subscription rights to our shareholders, we are providing shareholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, then the available shares will be allocated proportionally (subject to eliminating fractional shares) among those who properly exercised over-subscription rights based on the amount of shares each rights holder subscribed for under the basic subscription right.  However, if your pro-rata allocation exceeds the over-subscription amount specified in your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your proportionate allocation will be divided among other rights holders exercising their over-subscription rights.

As soon as practicable after the expiration date, Securities Transfer Corporation, acting as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the over- subscription right. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

We will pay Securities Transfer Corporation, the subscription and escrow agent, a fee of approximately $15,000 plus expenses, for its services in connection with this offering. We also have agreed to indemnify the subscription and escrow agent under certain circumstances from any liability it may incur in connection with this offering.

We expect that shares of our common stock issued upon the exercise of subscription rights will be traded on the Nasdaq Capital Market under the symbol “RAVE,” the same symbol under which our currently outstanding shares of common stock now trade.

LEGAL MATTERS

The validity of the securities offered hereby and the description in this prospectus of the U.S. federal income tax consequences of this offering will be passed upon for us by McGuire, Craddock & Strother, P.C., Dallas, Texas.

EXPERTS

Our consolidated financial statements at June 26, 2016 and June 28, 2015, and for each of the fiscal years then ended, appearing in our Annual Report on Form 10-K for the year ended June 26, 2016, have been audited by Montgomery Coscia Greilich LLP, independent registered public accounting firm, as set forth in their report thereon included therein. Such financial statements have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended June 26, 2016, in reliance on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC relating to the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference rooms or the SEC website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov. You may also find our SEC filings and other relevant information about us on our website at www.raverg.com. However, the information on our website is not a part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement, or after the date on the cover of this prospectus or any prospectus supplement, will automatically be deemed to update and supersede this prospectus and any such prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 0-12919 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold or the offering is terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended June 26, 2016;
•	Our definitive proxy statement filed on October 4, 2016;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 25, 2016, December 25, 2016, and March 26, 2017;
•	Our Current Reports on Form 8-K filed on July 26, 2016, November 17, 2016, December 22, 2016, January 12, 2017, February 10, 2017, February 13, 2017, and March 6, 2017; and
•	The description of our common stock contained in our registration statement on Form S-1 (File No. 33-38729) filed with the SEC on January 23, 1991, including all amendments and reports filed for purposes of updating such description.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Rave Restaurant Group, Inc.

3551 Plano Parkway

The Colony, Texas 75056

Attention: Chief Financial Officer

Telephone: (469) 384-5000

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by registrant in connection with this registration statement. All items below are estimates, other than the registration fees payable to the Securities and Exchange Commission (“SEC”).

SEC registration fee	$ 580
Printing and mailing expenses	$ 7,000
Accounting fees and expenses	$ 1,000
Legal fees and expenses	$ 25,000
Subscription agent fees and expenses	$ 15,000
Miscellaneous	$ 1,420
Total	$ 50,000

Item 15.	Indemnification of Directors and Officers.

Section 351.355(1) of the Missouri General and Business Corporation Law (“MGBCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 351.355(2) of MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of MGBCL, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding.

Section 351.355(5) of MGBCL provides that expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

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Section 351.355(7) of the MGBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2) of Section 351.355 of the MGBCL, provided such additional indemnification is either (i) authorized, directed or provided for in the corporation’s articles of incorporation or an amendment thereof, or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article XI of registrant’s Articles of Incorporation and Article XI of registrant’s Bylaws require that registrant indemnify the persons specified in subsection (1) or (2) of Section 351.355 of MGBCL to the full extent permitted thereby. Article XI of registrant’s Articles of Incorporation also permits the registrant to enter into agreements with any of its directors or officers, or any person serving at its request as a director or officer of another corporation, providing such indemnification as deemed appropriate to the extent permitted by law.

Item 16.	Exhibits.
Exhibit #	Description

3.1	Amended and Restated Articles of Incorporation of Rave Restaurant Group, Inc. (filed as Exhibit 3.1 to Form 8-K filed January 8, 2015 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Rave Restaurant Group, Inc. (filed as Exhibit 3.2 to Form 8-K filed January 8, 2015 and incorporated herein by reference).
5.1+	Opinion of McGuire, Craddock & Strother, P.C.
23.1*	Consent of Montgomery Coscia Greilich LLP.
23.2*	Consent of McGuire, Craddock & Strother, P.C.
24.1+	Power of Attorney
99.1+	Form of Instructions as to Use of Rights Certificates.
99.2+	Form of Notice of Guaranteed Delivery for Rights Certificate.
99.3+	Form of Letter to Security Holders Who Are Record Holders.
99.4+	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5+	Form of Letter to Clients of Security Holders Who Are Beneficial Holders.
99.6+	Form of Nominee Holder Certification Form.
99.7+	Substitute Form W-9 for Use with the Rights Offering.
99.8+	Form of Beneficial Owner Election Form.
99.9+	Form of Rights Certificate
99.10+	Form of Subscription, Escrow and Information Agent Agreement between Rave Restaurant Group, Inc. and Securities Transfer Corporation.

________________________

*       Filed herewith.

+ Previously filed.

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Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i), 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Colony, State of Texas, on the 7th day of August, 2017.

RAVE RESTAURANT GROUP, INC.

By: /s/ Scott Crane
Scott Crane, President and Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ MARK E. SCHWARZ* Mark E. Schwarz	Chairman and Director	August 7, 2017

/s/ SCOTT CRANE* Scott Crane	President & Chief Executive Officer (principal executive officer)	August 7, 2017
/s/ TIMOTHY E. MULLANY* Timothy E. Mullany	Chief Financial Officer (principal financial and accounting officer)	August 7, 2017

/s/ CLINTON J. COLEMAN Clinton J. Coleman	Director	August 7, 2017

/s/ WILLIAM C. HAMMETT, JR*. William C. Hammett, Jr.	Director	August 7, 2017
/s/ STEVEN M. JOHNSON Steven M. Johnson	Director	August 7, 2017
/s/ ROBERT B. PAGE* Robert B. Page	Director	August 7, 2017
/s/ RAMON D. PHILLIPS* Ramon D. Phillips *By: /s/ CLINTON J. COLEMAN	Director	August 7, 2017

Clinton J. Coleman, Attorney-in-Fact

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